Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 2 to Form F-4 of our report dated April 15, 2025, except for the effects of the restatement disclosed in Note 2, as to which the date is August 7, 2025, which includes an explanatory paragraph relating to Relativity Acquisition Corp.’s ability to continue as a going concern, relating to the financial statements of Relativity Acquisition Corp. as of December 31, 2024 and 2023 and for the years then ended, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

October 24, 2025